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EXHIBIT 99.1


                               [ATS MEDICAL LOGO]


Contacts:
ATS Medical, Inc.
Michael Dale
President and CEO, 763-557-2224
Jack Judd
CFO, 763-557-2222

Investors:                                          Media:
Douglas Sherk, 415-652-9100                         Steve DiMattia, 646-277-8706
Jennifer Beugelmans, 415-896-6820                   Sheryl Seapy, 949-608-0841

FOR IMMEDIATE RELEASE

              ATS MEDICAL REPORTS 38% FIRST QUARTER REVENUE GROWTH

     REVENUE DIVERSIFICATION CONTINUES WHILE MECHANICAL VALVE SALES GROW 25%
                          GROSS PROFIT IMPROVES TO 49%

MINNEAPOLIS, MN, May 4, 2006--ATS Medical, Inc. (Nasdaq: ATSI), developer, manufacturer and marketer of state-of-the-art cardiac surgery products and services, today reported that revenue for the first quarter of 2006 increased 38% to $9.7 million, compared with revenue of $7.1 million for the first quarter of 2005. Mechanical heart valve sales represented 86% of total revenue, while other products and services represented 14% of total revenue.

Gross margins for the quarter increased to 48.6% from 39.1% for the comparable year-ago period. The operating loss for the period ended March 31, 2006 was $2.4 million versus an operating loss of $4.0 million for the first quarter of 2005. The net loss for the quarter was $2.7 million, or $0.09 per share, versus a net loss for the first quarter of 2005 of $4.0 million, or $0.13 per share.

"We were pleased to achieve record revenues for any first quarter in our Company's history. More importantly, we remain confident in the direction of our business and the expanded growth potential that our emerging product platforms represent for ATS Medical shareholders," said Michael Dale, Chairman, President and CEO. "Year-over-year sales of our Open Pivot(R) Heart Valve rose 25% and our sales of CryoCath products for the surgical cryoablation of cardiac arrhythmias more than doubled as compared to the first quarter of 2005.

"Our proposed acquisition of 3F Therapeutics is proceeding as planned and we anticipate asking for shareholder approval in July," Mr. Dale continued. "We still expect to submit our PMA for the Model 1000 product by the end of the second quarter of this year, followed by a U.S. market introduction early in 2007," said Mr. Dale.

During the quarter, ATS Medical achieved another milestone in the Company's product portfolio diversification strategy with the launch of the ATS Simulus(TM) FLX-O annuloplasty ring. The Simulus represents ATS Medical's entry into the $128 million worldwide annual market for mitral and tricuspid valve repair and is used in those cases where repair of the patient's heart valve is preferable to the complete replacement of the valve. The Simulus product line is designed to maintain the normal physiologic function of the heart valve and has been designed with a focus on the ease of implantation for the cardiac surgeon. In addition, during the quarter, all remaining high-cost pyrolytic carbon inventory of Open Pivot Heart Valves was sold. As a result, ATS Medical is well positioned for continued strong gross margin improvement in the second quarter of this year.

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OUTLOOK
"For the full year 2006, we continue to believe we will increase sales by a minimum of 20% and surpass $40 million in annual revenue," added Mr. Dale. "We expect continued gross margin improvements in the second quarter and the remainder of 2006 as our high-priced carbon inventory is now depleted.

"Upon closing of the 3F Therapeutics acquisition, our research and development program investments will increase significantly for the remainder of the year. We will continue the 3F product development programs as well as ATS programs including the PARSUS(TM) blood filtration technology and next generation heart valve related research. While we will generate a net loss for the year, we do believe we will substantially improve the enterprise value of ATS Medical through the 3F transaction as well as the continued execution of our strategy. We also firmly believe that our outlook for continued strong revenue growth in 2007 has improved," Mr. Dale concluded.

CONFERENCE CALL TODAY
ATS management will host a conference call and web cast today, May 4, 2006 at 4:00 p.m. ET to discuss its first quarter financial results, outlook for the remainder of 2006 and current corporate developments. The dial-in number for the conference call is 800-240-4186 for domestic participants and 303-262-2140 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available through Midnight ET on Thursday, May 11, 2006 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode 11058657#. A live webcast of the call can be accessed at http://www.atsmedical.com by clicking on the investors icon. The replay of the webcast will be available on the Company's website for one year.

ABOUT ATS MEDICAL
ATS Medical, Inc. manufacturers and markets products and services focused on cardiac surgery. The Company, global in scope, has been headquartered in Minneapolis since its founding in 1991. More than 100,000 ATS Open Pivot(R) Heart Valves, which utilize a unique pivot design resulting in exceptional performance and low risk profile, have been implanted in patients worldwide. ATS Medical's focus on serving the cardiac surgery community is further strengthened by product and service offerings including ATS Simulus annuloplasty products for heart valve repair, Surgi-Frost(R) and Frost-Byte(R) products for surgical cryoablation of cardiac arrhythmias, RTI-Cardiovascular for allograft tissue services, QAS home monitoring services for anticoagulation therapy, and the development of PARSUS blood filtration technology. The ATS Medical web site is http://www.atsmedical.com.

SAFE HARBOR
This news release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including the successful completion of the 3F Therapeutics acquisition, which is subject to the satisfaction of various conditions, including approval by the shareholders of ATS, as well as regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company's activities and results, please refer to the Company's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2005.




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                                ATS MEDICAL, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)



                                                                      Three months ended
                                                                            March 31,
                                                                 --------------- -- -------------
                                                                      2006              2005
                                                                 ---------------    -------------
Net sales                                                               $9,730           $7,063
Cost of goods sold                                                       4,998            4,301
                                                                 ---------------    -------------

Gross profit                                                             4,732            2,762

Operating expenses:
      Sales and marketing                                                4,834            4,731
      Research and development                                             405              302
      General and administrative                                         1,942            1,689
                                                                 ---------------    -------------
      Total operating expenses                                           7,181            6,722
                                                                 ---------------    -------------
Operating loss                                                          (2,449)          (3,960)


Interest income (expense)                                                 (299)               1
                                                                 ---------------    -------------


Net loss                                                               ($2,748)         ($3,959)
                                                                 ===============    =============

Net  loss per share:

Basic and diluted                                                       ($0.09)          ($0.13)
                                                                 ===============    =============

Weighted average number of shares outstanding:
Basic and diluted                                                       31,187           30,913
                                                                 ===============    =============




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                               ATS MEDICAL, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              March 31,           December 31,
                                                                2006                  2005
                                                           ----------------    -------------------
ASSETS
Cash and short-term investments                                  $ 18,472               $ 21,709
Accounts receivable                                                11,667                 10,453
Inventories                                                        20,157                 21,286
Prepaid expenses                                                    1,956                  1,204
                                                           ----------------    -------------------
Total current assets                                               52,252                 54,652

Property and equipment, net                                         7,983                  8,330
Intangible assets                                                  21,943                 22,015
Other assets                                                          444                    446
                                                           ----------------    -------------------
TOTAL ASSETS                                                     $ 82,622               $ 85,443
                                                           ================    ===================


LIABILITIES & SHAREHOLDERS' EQUITY
Accounts payable                                                  $ 2,881                $ 3,598
Accrued compensation                                                1,497                  2,394
Other accrued liabilities                                           1,493                  1,410
Current maturities of long-term debt                                  983                    833
                                                           ----------------    -------------------
Total current liabilities                                           6,854                  8,235

Convertible senior notes payable                                   20,969                 20,945

Notes payable                                                       2,044                    903

Shareholders' equity                                               52,755                 55,360
                                                           ----------------    -------------------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                         $ 82,622               $ 85,443
                                                           ================    ===================



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                                ATS MEDICAL, INC.
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW
                                 (IN THOUSANDS)

                                                       Three months ended March 31,
                                                       ----------------------------
                                                             2006         2005
                                                           --------     --------
OPERATING ACTIVITIES
Net loss                                                   ($2,748)     ($3,959)
Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation                                               439          369
    Stock compensation expense                                 199            4
    Loss on disposal of equipment                                5           17
    Non-cash interest expense                                  103            7
    Changes in operating assets and liabilities             (2,468)      (2,067)
                                                           -------      -------
Net cash used in operating activities                       (4,470)      (5,629)

INVESTING ACTIVITIES
Net maturities (purchases) of short-term investments        (2,148)       3,396
Net purchases of furniture, machinery and equipment            (97)        (601)
                                                           -------      -------
Net cash provided by (used in) investing activities          2,795       (2,245)


FINANCING ACTIVITIES
Advances on notes payable                                    1,500           --
Repayments on note payable                                    (209)        (139)
Net proceeds from sale of common stock                          86           92
                                                           -------      -------
Net cash provided by (used in) financing activities          1,377          (47)

Other items                                                    (47)         (57)
                                                           -------      -------

Decrease in cash and cash equivalents                      ($5,385)     ($2,938)
                                                           =======      =======




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